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                                                                   Exhibit 10.10

                                                                October 27, 1998

                                 PROMISSORY NOTE

            FOR VALUE RECEIVED, the undersigned ("Drezner") hereby promises to pay to Medscape, Inc. or its successor ("Medscape"), at such place or places as may be specified by Medscape or any holder hereof, in legal tender of the United States of America, the principal amount of $627,949.64 (the "Principal"), with interest at the rate of 5.12% per annum, compounded annually, on the unpaid balance. Interest shall be payable on each anniversary of the date hereof commencing October 27, 1999. The Drezner shall pay to Medscape, within ten (10) days after receipt thereof, the net after-tax proceeds from any sales of shares of the Class B Common Stock, par value $.01 per share, of the Medscape held or being acquired at the date hereof, or any successor securities, in reduction of Principal until such time as the Principal has been repaid in full, and in connection with each such payment shall pay accrued but unpaid interest on the amount so prepaid. For purposes hereof, net after-tax proceeds refers to the amount received upon any sale of such shares, less brokerage commissions or underwriting discounts, other expenses of every kind, including documentary, excise and other taxes, if any, directly relating to the sale and an amount equal to the federal, state and local taxes on any gain from such sale (as determined by multiplying the amount of such gain by the combined maximum federal, state and local tax rate applicable to the sale of such shares by the Drezner, taking into account the holding period for such shares and any federal income tax deduction for state and local income taxes). In any event, any principal then unpaid shall be due and payable, with accrued interest thereon, on the earlier of (i) October 26, 2005 or (ii) at Medscape's election, 90 days following Drezner's termination as an employee of Medscape, such election to be made by written notice from Medscape to Drezner within five (5) business following such termination (the "Repayment Date").

            This Note is subject to the terms of, and the payment hereof is secured by, a certain Pledge Agreement dated as of the date hereof by and between Drezner and Medscape (the "Pledge Agreement").

            In case an Event of Default, as defined in the Pledge Agreement, shall occur, the aggregate unpaid balance of Principal and accrued interest may be declared to be due and payable in the manner and with the effect provided in the Pledge Agreement. The Medscape shall have recourse to the Collateral as defined under the Pledge Agreement in connection with the repayment of this Note, and also against any other assets of the Drezner up to the Recourse Amount (as hereinafter defined); the Medscape shall have full recourse against the Drezner's assets (including, but not limited to, the collateral pledged pursuant to the Pledge Agreement) to recover the Recourse Amount. The Recourse Amount as of any time shall mean 25% of the Principal amount hereof and interest due thereon reduced by 25% of each payment of Principal (and related interest payments) made by or on behalf of the Drezner from any source. Unless otherwise directed by the Drezner, all sums paid by the Drezner or otherwise received by Medscape on account of sums owing hereunder shall be deemed to reduce the Recourse amount on a proportionate basis.

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            Drezner may discharge the obligations undertaken hereby, at any time, by repaying the outstanding principal balance and accrued interest thereon, without penalty. Drezner may, without penalty, make a partial prepayment of Principal and/or interest in any amount at any time and may thereby reduce any required future payment hereunder by the amount of such prepayment.

            Drezner expressly waives presentment for payment, protest and demand, notice of protest, demand and dishonor and expressly agrees that this Note may be extended from time to time without in any way affecting the liability of Drezner. No delay or omission on the part of Medscape in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

            This Note may from time to time be extended by Medscape, with or without notice to Drezner, and any related right may be waived, exchanged, surrendered or otherwise dealt with, all without affecting the liability of Drezner, in each case in the sole discretion of Medscape.

            This Note may not be changed, modified or terminated orally, but only by an agreement in writing and signed by the Drezner and Medscape. This Note shall be governed by and construed in accordance with the laws of the state of New York.


                                          DREZNER


                                          /s/ Jeffrey E. Drezner
                                          ------------------------------
                                          Jeffrey E. Drezner, M.D. Ph.D.